CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         COMPUTER OUTSOURCING SERVICES, INC., a Delaware corporation (the "Corporation"), does hereby certify as follows:
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         FIRST: That the Board of Directors of the Corporation (the "Board")
adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), and

         RESOLVED, that Section 4.1 of Article 4 of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

                   "4.1 AUTHORIZED CAPITAL STOCK. The total number of shares of stock which the Corporation shall have authority to issue is 53,000,000, consisting of 3,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), and 50,000,000 shares of Common Stock, par value $.01 per share ("Common Stock")."

         FURTHER RESOLVED, that Article 11 of the Corporation's Certificate of Incorporation be deleted and the remaining Articles will be renumbered.

         SECOND: That the shareholders of the Corporation, at a meeting duly held, consented to such amendments by the affirmative vote of the majority of outstanding shares entitled to vote thereon.

          THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of the DGCL.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President, Robert B. Wallach, and attested by its Secretary, Nicholas J. Letizia, duly authorized, on May 8, 2000.


                                            COMPUTER OUTSOURCING SERVICES, INC.


                                            By           /s/
                                                ------------------------
                                                Name:  Robert B. Wallach
                                                Title:  President

ATTEST:


By               /s/
    --------------------------
    Name:  Nicholas J. Letizia
    Title:  Secretary